Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sun Communities, Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Sun Communities, Inc. on Forms S-3 (File No. 333-204911, effective June 12, 2015; File No. 333-203502, effective April 17, 2015 and File No. 333-203498, effective April 17, 2015) and on Forms S-8 (File No. 333-162216, effective as of September 30, 2009 and File No. 333-205857 effective July 24, 2015).

/s/ GRANT THORNTON LLP

Southfield, Michigan
February 22, 2018